Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Second Quarter 2016 Results and Stock Price

LAKELAND, Fla., Aug. 1, 2016 - Publix’s sales for the second quarter of 2016 were $8.1 billion, a 2.1 percent increase from last year’s $8 billion. Comparable-store sales for the second quarter of 2016 increased 1.1 percent. The company estimates that sales were negatively impacted by 1.2 percent due to the effect of the Easter holiday being in the first quarter in 2016. In 2015, the effect of the Easter holiday was in the second quarter.

Net earnings for the second quarter of 2016 were $478.2 million, compared to $482.7 million in 2015, a decrease of 0.9 percent. Earnings per share were unchanged at $0.62 per share.

Publix’s sales for the first half of 2016 were $16.8 billion, a 3.3 percent increase from last year’s $16.3 billion. Comparable-store sales for the first half of 2016 increased 2.2 percent.

Net earnings for the first half of 2016 were $1.1 billion, compared to $1 billion in 2015, an increase of 2.8 percent. Earnings per share increased to $1.37 for the first half of 2016, up from $1.33 per share in 2015.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Aug. 1, 2016, Publix’s stock price decreased from $43.95 per share to $41.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“Our results were impacted by weakening tourism in some market areas and the timing of Easter,” said Publix CEO & President Todd Jones. “Our associates remain focused on providing excellent customer service.”

Publix is privately owned and operated by its 184,000 employees, with 2015 sales of $32.4 billion. Currently Publix has 1,121 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 19 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###